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                                                                    Exhibit 10.6

                      PRAECIS PHARMACEUTICALS INCORPORATED

                       MANAGEMENT INCENTIVE PROGRAM (MIP)


I. INTRODUCTION

     PRAECIS PHARMACEUTICALS INCORPORATED (the "Company") is an organization that believes strongly in holding executives accountable for reaching - and exceeding - individual and departmental annual goals. This accountability goes hand-in-hand with ensuring that managers are appropriately empowered to deliver on those goals. Additionally, senior managers play an important role in the achievement of Company-wide goals; contributing to the development/execution of corporate strategy, as well as driving individual/departmental goal achievement. As such, a management incentive program ("MIP" or the "Plan") has been adopted for eligible key senior managers who are not otherwise eligible to participate in the Company's Executive Management Bonus Plan and who are identified from time to time by the Chief Executive Officer and/or the Chief Operating Officer of the Company. The MIP is designed to reward eligible participants for achievement and over-achievement, as well as to recognize under-achievement by establishing below-target payout potential.

     The MIP was adopted to reinforce the Company's culture of individual responsibility and accountability. It also supports homogeneous focus on Company goals, timely achievement of those goals and clarity of communication of those goals across the organization. Finally, individual discussions of annual payout levels will be utilized to ensure clear communication concerning individual and departmental performance.

II. PROGRAM HIGHLIGHTS

     At the beginning of each year a "target MIP percentage" will be established for all of the participants in the MIP. Each participant's annual salary will then be multiplied by the target MIP percentage to establish that individuals "target MIP payout" for that year. For example, an employee with an annual salary of $50,000 per year, with a ten percent (10%) target MIP percentage, would have a $5,000 target MIP payout for the year. This is referred to as a "TARGET" MIP payout, since each participant has the potential to earn that amount - but also the potential for earning a higher or lower amount (as described below). Actual MIP Payouts will be calculated and paid in accordance with Section III below.

January 2003

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III. DETERMINATION OF MIP PAYOUT

     Early each year the Company's major goals are established and communicated to the Company by senior management. These goals then drive the establishment of each senior manager's individual goals, and the goals of his/her department. Progress on the achievement of these goals is then reviewed periodically. This review will include, at a minimum, formal mid-year and end-of-year reviews. Company-wide and individual performance against established goals, as evaluated in final end-of-year reviews, will form the basis for each MIP Payout as follows:

                                          Payout Level
   Goals' Achievement Performance:        vs. Target:      Weighting:
   -------------------------------        ------------     ----------
      INDIVIDUAL:                                          60%
      Excellent/Outstanding               150%
      Exceeds/Very Good                   125%
      Target/Meets Goals                  100%
      Meets Most                           50%
      Did not Achieve Goals                 0%

      CORPORATE:                                           40%
      Excellent/Outstanding               150%
      Exceeds/Very Good                   125%
      Target/Met Goals                    100%
      Met Most                             50%
      Did not Achieve Goals                 0%

     For example, using a participant whose annual salary is $50,000, with a 10% target MIP percentage (or $5,000 target MIP payout): If the participant's performance against Individual Goals (60% weight) is evaluated as "Very Good" (125% payout) and the Corporate Goals (40% weight) achievement evaluation is "Met Goals" (100% payout); then the participant's actual MIP Payout will be $5,750 (or ($5000 X .6 X 1.25) + ($5000 X .4 X 1.0)).

     All awards under the Plan will be paid in cash via the payroll system in the pay period following the determination of the MIP Payout.

IV. TIMING

January - March    i.    Establishment of Corporate Goals for current year
                   ii.   Establishment of Individual Goals for current year
                   iii.  Review of Individual and Corporate Performance against
                         Goals for prior year
                   iv.   MIP Payouts for prior year
June - July        i.    Mid-year progress review against Goals for current year

January 2003

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V. ADMINISTRATION/AMENDMENT

     The Plan will be administered by the Vice President, Human Resources. All MIP Payouts under the Plan will be approved by the Chief Executive Officer and/or the Chief Operating Officer. The Compensation Committee of the Board of Directors shall have oversight over Plan administration and shall have the sole power to amend the terms of this Plan in any manner at any time without the consent of any participant.

January 2003